EXHIBIT 99.1

EQM Technologies & Energy, Inc. Appoints Jon Colin as Interim Chief Executive Officer

Cincinnati, OH, June 6, 2013 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial businesses, today announced the appointment of Jon Colin as its interim Chief Executive Officer (“CEO”), effective immediately. Mr. Colin has served as a director of EQM since February 2011, and had served as a director of Environmental Quality Management, Inc., a wholly owned subsidiary of EQM, since April 2008. The Board of Directors has initiated a search for a permanent CEO.

EQM’s existing executive team remains in place with James E. Wendle as President and Chief Operating Officer, Robert R. Galvin as Chief Financial Officer and Jack S. Greber as Senior Vice President, EPA Federal Programs and Business Development.

“In light of the strategic growth initiatives currently being pursued by EQM, it is time for the appointment of a CEO,” said Mr. Wendle. “Jon will be an enormous help to the executive team by providing strategic leadership while the Board searches for a permanent CEO. I have known Jon for over three years and have been impressed with his strategic input at the Board level and with his mergers and acquisitions experience. We welcome Jon to the EQM executive team and look forward to his leadership as we work together to achieve our strategic growth initiatives.”

Mr. Colin served as the CEO of LifeStar Response Corporation (“LifeStar”) from April 2002 to August 2012, and previously served as LifeStar’s Chief Operating Officer from October 2000 to April 2002, and as a full-time consultant to LifeStar from September 1997 to October 2000. During his tenure with LifeStar, Mr. Colin grew LifeStar, organically and through several acquisitions, from a New York based family-run ambulance transportation business to a $100 million East Coast regional ambulance company, operating in New York, New Jersey, Maryland, Pennsylvania, Washington DC, Alabama, Florida and Georgia. On March 1, 2011, LifeStar was sold to Falck S/A, the largest Danish emergency medical services provider. Additionally, from 1990 to 1996, Mr. Colin served as President and CEO of Environmental Services of America, Inc., a publicly-traded environmental services company. Mr. Colin has a B.S. in Accounting from the University of Maryland.

“I look forward to the opportunity to work more closely with Jim and his executive team as we seek to grow shareholder value at EQM,” said Mr. Colin. “My initial focus will be to help position EQM as an effective acquisition platform and to pursue select acquisitions to bolster the scope and geographic reach of EQM’s core environmental services areas.”

EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 207 employees and satellite offices and operations in 11 states. EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries. For more information, please visit www.eqm.com.

Statements in this press release regarding EQM’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. EQM wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. To the extent the content of this press release includes forward-looking statements; they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of EQM’s business strategy.

Certain of these risks and uncertainties are described in greater detail in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

EQM Technologies & Energy, Inc.

Robert R. Galvin, 800-229-7495 or 513-742-7219

Chief Financial Officer

Fax: 513-825-7495

rgalvin@eqm.com